Exhibit (e)(6)
ElkCorp
14911 Quorum Drive
Suite 600
Dallas, TX 75254
December 29, 2006
CONFIDENTIAL
Heyman Investment Associates Limited Partnership
Building Materials Corporation of America
1361 Alps Road
Wayne, NJ 07470
Ladies and Gentlemen:
          You have requested information from ElkCorp (the “Company”), in connection with your consideration of a possible negotiated transaction between the Company and you (the “Transaction”). As a condition to furnishing such information to you, you agree, as set forth below, to treat confidentially any information (whether prepared by the Company, its Representatives or otherwise, whether in oral, written, electronic or other form, and whether prepared before, on or after the date hereof) that the Company or its Representatives, furnish to you or your Representatives (such information being collectively referred to herein as the “Evaluation Material”) and to take or abstain from taking certain other actions set forth herein. The term “Evaluation Material” shall be deemed to include, without limitation, notes, analyses, compilations, summaries, data, studies, interpretations, forecasts, records, memoranda or other documents or information prepared by you or your Representatives which contain, reflect or are based on, in whole or in part, any Evaluation Material. The term “Evaluation Material” shall not be deemed to include information that (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, (ii) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that you do not have reason to believe that such source is bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party, or (iv) you can demonstrate was independently developed by you or on your behalf without violation of any of your obligations hereunder and without reference to any Evaluation Material. Upon the execution of this letter, the Company shall promptly begin facilitating access to diligence materials in response to reasonable requests in connection with your consideration of a Transaction. It is the intent of the Company not to deny you, in connection with your consideration of a Status Quo Offer, access to substantially the same Evaluation Material as was made available to the counterparties to the CGEA Agreement (as defined below), including the guarantor, taking into account, however, that the timing of your review and substance of your requests may differ from those of those counterparties.

          You hereby agree that the Evaluation Material will be used by you or your Representatives solely for the purpose of evaluating a possible acquisition by you of the Company, will not be used in any way directly or indirectly detrimental to the Company, or for any other purpose, and will be kept confidential by you and your Representatives and will not be disclosed by you or any of your Representatives to any other person; provided, however, that any of such information may be disclosed to your Representatives who (i) need to know such information for the sole purpose of evaluating any such possible transaction between the Company and you, (ii) are informed by you of the confidential nature of such information and (iii) agree to keep such information confidential and to be bound by this letter agreement to the same extent as if they were parties hereto. You hereby agree that you will be responsible for any breach of this letter agreement by your Representatives, and that the Company shall be entitled to directly enforce such agreements (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach). You understand that some Evaluation Material deemed competitively sensitive may, and Evaluation Material related to product pricing shall, if provided, be designated for review solely by your outside advisors or by those of your employees whose responsibilities do not include contacting customers or potential customers or the determination of product pricing, and you agree to, and to cause your Representatives to, abide by such designation.
          In addition, without the prior written consent of the Company, you will not, and will cause your Representatives not to, discuss with or offer to any third party an equity participation in a possible transaction or any other form of joint acquisition by you and such third party, or enter into any agreement relating to the foregoing.
          In the event that you or your Representatives receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body or are required by applicable law, rule or regulation to disclose such Evaluation Material in connection with your pending offer, you agree (x) in the case of such a request, to (i) to the extent permitted by law, promptly notify the Company in writing of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive your compliance with the provisions of this letter agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request) and (ii) if such protective order or other remedy is not obtained or the Company waives compliance with the provisions of this letter agreement, and if disclosure of such information is required in the opinion of your counsel, who shall be reasonably satisfactory to the Company, disclose only that portion of the Evaluation Material that is legally required to be disclosed in the opinion of such counsel and exercise your reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Company so designates, and (y) in the case of such a requirement to promptly notify the Company of any such required disclosure and to reasonably cooperate with the Company to agree on the nature of such disclosure; provided, that in the absence of such an agreement, you may disclose such of the Evaluation Material as would be required in the opinion of your counsel, who shall be reasonably satisfactory to the Company, to be disclosed in a proxy statement of the Company for a merger by an acquiror possessing such Evaluation Material.

          During the course of your evaluation, all inquiries and other communications in connection with a possible negotiated Transaction are to be made directly to Thomas Karol, Chief Executive Officer of the Company, or through UBS Investment Bank (primary contact: Lee Lebrun, 212.821.4269), or Wachtell, Lipton, Rosen & Katz (“WLRK”) (primary contact: Mark Gordon, 212.403.1343). Until the Standstill Termination Date (as defined below) except with the express written permission of the Company, you will not, and will cause your Representatives not to, initiate or maintain contact with any officer (other than Mr. Karol or Mr. Richard Nowak, the Chief Operating Officer of the Company), employee, agent, or affiliate of the Company or any of its subsidiaries regarding the Company or any of its subsidiaries or their respective operations, assets, prospects or finances, or seek any information from such person, in each case in connection with a possible Transaction. Subject to your compliance with the restrictions of the next paragraph (when applicable to you), you may contact directors of the Company in connection with a possible Transaction.
          You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement, and you hereby agree, subject to the following paragraph, that from the date hereof until the earlier of: (A) six (6) months from the date of this letter agreement, (B) if the Company advances the Company Proposal Date (as defined below) to a date that is earlier than six months from the date of this letter agreement, the fifth business day prior to such new, earlier Company Proposal Date, or (C) the amendment, waiver or modification of the CGEA Agreement in a manner materially adverse to the holders of the Company’s common stock, including but not limited to by reducing the Merger Consideration, increasing the conditions to closing or extending the time for performance (such earlier date, the “Standstill Termination Date”), unless specifically invited in writing by the Company, neither you nor any of your Representatives will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries, other than acquisitions not in excess of, in the aggregate, 2% of such securities, (ii) any tender offer or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, including soliciting consents or taking other action with respect to the calling of a special meeting of the Company’s shareholders; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (e) take any action that could reasonably be expected to result in a request to disclose all or any part of the information contained in the Evaluation Material by a court of competent jurisdiction or by a governmental body; or (f) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to request the Company or any of its Representatives, directly or indirectly to amend or waive any provision of this paragraph (including this sentence). The Company has publicly announced that advance notice of any shareholder proposals for business to be conducted at the Company’s 2007 annual meeting of stockholders must be given by a proposing shareholder by August 1, 2007. Such deadline is referred to herein as the “Company Proposal Date”.
          The preceding paragraph notwithstanding, (1) you will not be deemed to be in breach of the preceding paragraph by virtue of the maintenance, amendment and/or extension by you or your affiliates of the offer (the “Offer”) made by and referred to in the Offer to Purchase (the “Offer to Purchase”) filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Building Materials Corporation of America with the Securities and Exchange Commission on December 20, 2006, or the announcement, commencement or maintenance by you or your affiliates of a new acquisition offer, whether by way of a tender or exchange offer, merger or otherwise (a “New Offer”); provided that the terms of the Offer or the New Offer (including any extension or amendment thereof) shall in no event (A) provide for a per share consideration that is less than the Offer price in effect on the date of this letter agreement or (B) otherwise contain terms and conditions that in the aggregate are materially less favorable to the Company’s shareholders than the terms and conditions set forth in the Offer to Purchase, provided that an extension of the expiration date of the Status Quo Offer shall not be deemed to be an adverse change (an Offer or New Offer made and/or proposed and/or maintained in good faith and meeting the terms of this proviso, a “Status Quo Offer”); and (2) you will not be deemed to be in breach of the preceding paragraph by virtue of the taking of any action otherwise prohibited by such provisions so long as any such action is taken during the time that such Status Quo Offer is pending and open.
          In consideration of the Evaluation Material being furnished to you, you also hereby agree that, for the period of two years from the date hereof, neither you nor any of your Representatives will solicit for employment, or employ, any of the officers or employees of the Company or its affiliates without obtaining the prior written consent of the Company; provided, however, that you and your Representatives may engage in general solicitations (and employ pursuant to such solicitations) for employees in the ordinary course of business and consistent with past practice and that you and your Representatives may solicit or employ any officer or employee of the Company or its affiliates six months after such person’s employment with the Company or its affiliate, as the case may be, has terminated.
          You understand that neither the Company nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material and that nothing contained in any discussions between the Company or any of its Representatives and you or any of your Representatives shall be deemed to constitute a representation or warranty. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the use or content of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material, except as may be included in any definitive agreement which provides for any transaction between the Company and you.

          At the request of the Company in its sole discretion and for any reason, or on your own initiative if you decide not to proceed with a possible transaction, you will promptly (and in no event later than five business days after the request therefor) deliver to the Company or destroy (including, to the extent practicable, expunging all such Evaluation Material from any computer, word processor or other device containing such information) all Evaluation Material (whether prepared by the Company or its Representatives), including all documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the information in the Evaluation Material, and cause your Representatives to do the same and you shall provide the Company with written confirmation of destruction. Notwithstanding the foregoing, you and your Representatives may retain one copy if and to the extent required in order to satisfy any law, rule or regulation to which you are subject. The return or destruction of the Evaluation Material notwithstanding, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.
          You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
          It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This letter agreement represents the entire understanding of the parties with respect to the matters referred to in this letter agreement and supersedes all prior understandings, written or oral, between the parties with respect to such matters.
          Each party agrees that unless and until a definitive written agreement between the Company and you with respect to a transaction, if any, has been executed by the Company and you, neither the Company nor you will be under any legal obligation of any kind whatsoever, under any theory of contract, detrimental reliance, fraud or otherwise, with respect to any transaction by virtue of this letter agreement or any written or oral expression with respect to such transactions by any of the Company’s or your Representatives. The Company and you each expressly agrees that no negotiations, presentation or exchange of drafts, preliminary agreements with respect to any particular provisions in draft contracts, press releases, disclosures or other statements, oral or written, by mutual consent or otherwise, by either or both parties, execution of any letter of intent, or agreement in principle, or similar document, no action by any Representative of either the Company or you, and no resolution or authorization by the Board of Directors or any committee of the Company will evidence an intent to be bound unless and until a mutually agreed upon definitive written agreement is finally completed and duly executed. The Company’s and your respective disavowals and agreements in this paragraph will not be waived by any course of dealing prior to the due execution of a mutually agreed upon definitive written agreement. You further acknowledge and agree that (i) the Company shall have no obligation to authorize or to pursue, discuss or negotiate with you or any other party any transaction referred to in the first paragraph of this letter agreement, (ii) you understand that the Company has not, as of the date hereof, authorized any such transaction and (iii) the Company reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with you at any time. The agreements set forth in this letter agreement may be modified or waived only by a separate writing between the Company and you expressly so modifying or waiving such agreements.
          The parties hereto acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that this agreement is breached. Therefore, you agree that the Company may obtain specific performance of this agreement and injunctive or other equitable relief as a remedy for any such breach, and you further waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for your breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          As used in this letter agreement, (i) the term “person” will be interpreted broadly to include, without limitation, the media (electronic, print or otherwise), the Internet, any governmental representative or authority or any corporation, company, group, partnership, limited liability company, other entity or individual, (ii) the term “Representatives,” used with respect to a person, shall include its affiliates and the directors, officers, employees, representatives, agents, attorneys, accountants, financial advisors and other advisors, and banks and other debt financing sources of or to such person or its affiliates, but, without the prior written consent of the Company, shall exclude any potential source of equity capital, (iii) the term “affiliate” when used with respect to a person, shall have the meaning given to it in Rule 12b-2 under the Exchange Act, (iv) the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and (v) the term “change of control” shall mean (a) a sale or transfer of all or substantially all of the assets or stock of the Company or (b) a merger or other business combination to which the Company is a party, except for a merger or other business combination where the Company is the surviving corporation and, after giving effect to such merger, the holders of the Company’s outstanding capital stock (on a fully-diluted basis) immediately prior to the merger will own, immediately following the merger, capital stock holding a majority of the voting power of the Company.
          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. You irrevocably submit to (i) the exclusive jurisdiction of New York state courts and any federal court sitting in the City and State of New York for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against you, and (ii) the exclusive venue of such suit, action or proceeding in the City and State of New York.

          Except as provided in the following sentence, this letter agreement and all obligations of the parties hereunder shall terminate two (2) years from the date hereof. Notwithstanding anything in this letter agreement to the contrary, you agree that all of your obligations will survive and continue: (a) with respect to Evaluation Material other than Trade Secret Technology Information, for a period of three (3) years from the date hereof, and (b) with respect to Trade Secret Technology Information for so long as such information retains its status as a trade secret. For Purposes of this Agreement: “Trade Secret Technology Information” means Evaluation Material without regard to form which is not commonly known-by or available to the public and which information (i) relates to proprietary inventions, know-how, technology, processes or products of the company, (ii) derives economic value, actual or potential, from not being known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (iv) is designated as a trade secret by the Company to you by labeling such written information “trade secret” or designating oral information or information conveyed by observation as “trade secret” in writing within thirty (30) days after disclosure of the trade secret to you.
[Signature page follows]

          If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours, ElkCorp
By:	/s/ Thomas Karol
	Name:	Thomas Karol
	Title:	CEO

Confirmed and Agreed to:

HEYMAN INVESTMENT ASSOCIATES LIMITED PARTNERSHIP

By:	/s/Samuel J. Heyman
Name: Samuel J. Heyman
Title: General Partner

BUILDING MATERIALS CORPORATION OF AMERICA

By:	/s/ Robert Tafaro

Name: Robert Tafaro
Title: President & CEO